Exhibit 10.11

EXECUTION COPY

CREDIT AGREEMENT

dated as of

February 26, 2008

among

KOHLBERG KRAVIS ROBERTS & CO. L.P.,

The Other Borrowers Party Hereto,

The Lenders Party Hereto

and

HSBC BANK PLC,
as Administrative Agent

HSBC SECURITIES (USA) INC.,
as Sole Lead Arranger and Sole Bookrunner

i

SCHEDULES:

Schedule 1.01	– Mandatory Cost
Schedule 2.01	– Commitments
Schedule 3.05	– Disclosed Matters
Schedule 6.01	– Existing Indebtedness
Schedule 6.02	– Existing Liens

EXHIBITS:

Exhibit A — Form of Assignment

Exhibit B — Form of General Partner Guaranty

Exhibit C — Form of Co-Borrower Agreement

Exhibit D — Form of Co-Borrower Termination

Exhibit E — Form of Borrowing Request

Exhibit F — Form of Interest Election Request

CREDIT AGREEMENT (this “Agreement”) dated as of February 26, 2008 among KOHLBERG KRAVIS ROBERTS & CO. L.P., the other BORROWERS party hereto, the LENDERS party hereto and HSBC BANK PLC, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Administrative Agent” means HSBC Bank plc, in its capacity as administrative agent under the Loan Documents.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified Person; provided that no portfolio company (or entity Controlled by a portfolio company) of any fund or partnership managed or Controlled by the Company and its Affiliates shall be deemed to be an Affiliate for purposes of this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Alternative Currency” means each of Euro, Sterling, Yen, Australian Dollars, Canadian Dollars and each other currency (other than U.S. Dollars) that is approved in accordance with Section 1.06.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, (i) with respect to any Eurocurrency Loan, .50% per annum, or (ii) with respect to the facility fees payable hereunder, .05% per annum.

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Assignment” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Australian Dollar” means the lawful currency of the Commonwealth of Australia.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Co-Borrower.

“Borrower Group Companies” means the Credit Parties and the Subsidiaries.

“Borrowing” means (a) Loans of the same Type and in the same currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request for a Borrowing in accordance with Section 2.03 or Section 2.04 and in the form of Exhibit E.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized or required by law to remain closed; provided that, (i) when used in connection with a Loan denominated in Euros, the term “Business Day” shall also exclude any day which is not a TARGET Day, and (ii) when used in connection with a Loan denominated in any other currency, the term “Business Day” shall also exclude any day which is not a day on which dealings in such currency can occur in the London interbank market and on which banks are open for business in the principal financial center for that currency.

“Canadian Dollar” means the lawful currency of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Interest Expense” means for any period, the cash interest expense (including cash interest expense attributable to capital leases of the Company as determined on an unconsolidated basis in accordance with GAAP), net of cash interest income, of the Company with respect to all outstanding Indebtedness of the Company, including all commissions, discounts and other fees and charges owed with respect to letters of credit, letters of guarantee, bankers’ acceptance financing and net costs under hedge agreements (other than currency swap agreements, currency future or currency option contracts and other similar agreements) and including, without duplication, capitalized interest in connection with the purchase of assets to the extent paid in cash, but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated on an unconsolidated basis in accordance with GAAP.

“Change in Control” means the failure of Persons owning on the Effective Date, directly or indirectly, beneficially and of record, Equity Interests representing all of the aggregate voting power and aggregate equity value represented by the issued and outstanding Equity Interests in the Credit Parties, (i) to own, directly or indirectly, beneficially and of record, at least 66 2/3% of the Equity Interests representing all of the aggregate voting power represented by the issued and outstanding Equity Interests in the Credit Parties (including any Persons which become Credit Parties after the Effective Date) or (ii) to Control the Credit Parties (including any Persons which become Credit Parties after the Effective Date).

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Global Loans or Swingline Loans.

“Co-Borrower” means, at any time, any Guarantor or other Person designated as a Co-Borrower by the Company pursuant to Section 2.19 that has not ceased to be a Co-Borrower pursuant to such Section; provided that the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, (a) documents of the types described in Section 4.01(b) and 4.01(c) with respect to such Co-Borrower and the Co-Borrower Agreement executed by it and (b) the information described in Section 5.01(b), 5.01(d), 5.01(f) and 5.01(g) for the most recently ended period for which such information is required to have been delivered for the Co-Borrowers or their related Investment Funds.

“Co-Borrower Agreement” means a Co-Borrower Agreement substantially in the form of Exhibit C.

“Co-Borrower Termination” means a Co-Borrower Termination substantially in the form of Exhibit D.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitments” means, with respect to each Lender, the commitment of such Lender to make Global Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $1,000,000,000.

“Company” means Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation  (or the equivalent organizational documents) of such Person, (b) the by-laws, operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Equity Interests.

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Global Loans and its LC Exposure and Swingline Exposure at such time.

“Credit Parties” means the Borrowers and the Guarantors.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.05.

“Domestic Co-Borrower” means a Co-Borrower organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and (ii) any warrants, options or other rights to purchase or acquire any such shares or interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” and “EUR” mean the single currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency”, when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) from the relevant page of the Reuters screen (or any successor to or substitute for such screen, providing rate quotations comparable to those currently provided on such page of such screen, as determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in the currency of such Eurocurrency Borrowing with a maturity comparable to such Interest Period; provided that if the currency of such Eurocurrency Borrowing is Sterling, such rate shall be determined on the first day of such Interest Period.  If such rate is not available at such time for any reason, then the “Eurocurrency Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the relevant currency of $5,000,000 (or the appropriate Other Currency Equivalent thereof) and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement (or, in the case of Sterling, on the first day) of such Interest Period.

“Event of Default” has the meaning assigned to such term in Article 7.

“Excluded Taxes” means, with respect to any Lender Party or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, by a jurisdiction (or any political subdivision thereof) by reason of such recipient doing (or having done) business in the jurisdiction (or any political subdivision thereof) imposing such Tax (other than any such connection arising strictly as a result of such recipient having executed, delivered or performed its obligations under or received a payment pursuant to this Agreement), or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the applicable Credit Party is located, (c) in the case of a Lender, any withholding Tax imposed by the United States of America or the Cayman Islands at the time such Lender first becomes a party to this Agreement with respect to amounts payable by any Person that is then a Borrower under this Agreement, except to the extent that such Lender’s assignor (if any) was entitled at the time of assignment to receive additional amounts with respect to withholding Taxes pursuant to Section 2.16(a), and (d) any Taxes to the extent attributable to such Lender’s failure to comply with a request of the Company to provide the documentation described in Section 2.16(e).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Lender” means, with respect to any Loan, any Lender making such Loan that is organized under the laws of a jurisdiction other than the Relevant Jurisdiction.

“Funds” means for any period for which such amount is being determined, without duplication, total revenue of the Company minus all non-fund expenses and fund expenses of the Company plus Net Cash Income (determined on an unconsolidated basis in accordance with GAAP), excluding (x) any items that are classified as extraordinary in accordance with GAAP, (y) any reverse breakup fees and litigation expenses, and (z) any non-cash expenses attributable to direct or indirect partner/equity holder level transactions, including those resulting from purchase accounting and compensatory arrangements, that  occur as a result of the initial public offering of common units of KKR & Co. L.P., the related reorganization of the ownership structure  of the direct or indirect owners of the Company and the compensation of executives by the direct or indirect owners of  the Company.  For the avoidance of doubt, (a) total revenue of the Company shall include management fees that have been waived by the Company if the waived amount is retained by the Investment Fund that was required to pay it and remains available to be paid to the Company upon request, and shall exclude management fees that are deferred and expected to be refunded to the limited partners of the Company’s private equity funds and (b) non-fund and fund expenses of the Company shall exclude (i) bonuses paid to executives and cash distributions paid to partners (including any such payments made indirectly in the form of fees paid by the Company to affiliates to fund such payments) and (ii) interest expense.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” means each of KKR Associates Millennium L.P., a Delaware limited partnership, KKR Associates Millennium (Overseas), Limited Partnership, an Alberta, Canada limited partnership, KKR Associates Europe, Limited Partnership, an Alberta, Canada limited partnership, KKR Associates Europe II, Limited Partnership, an Alberta, Canada limited partnership, KKR Associates 2006 L.P., a Delaware limited partnership, KKR Associates 2006 (Overseas), Limited Partnership, a Cayman Islands exempted limited partnership, KKR Associates Asia L.P., a Cayman Islands exempted limited partnership, and any other Affiliate of the Company which acts as the general partner of a private equity fund formed after the Effective Date with assets in excess of $500,000,000.

“General Partner Guaranty” means the Guaranty executed and delivered by the Guarantors on the Effective Date, substantially in the form of Exhibit B.

“Global Loan” means a Loan made in U.S. Dollars or in one or more Alternative Currencies pursuant to Section 2.01(a).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means, unless it has been designated as a Co-Borrower pursuant to Section 2.19, each of the General Partners listed by name in the definition of “General Partner” and any other General Partner that becomes a party to the General Partner Guaranty or a substantially similar Support Document in favor of the Lenders in accordance with the provisions of Section 5.09; provided that the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, (a) documents of the types described in Section 4.01(b) and 4.01(c) with respect to such Guarantor and the Guaranty executed by it and (b) the information described in Section 5.01(a), 5.01(d), 5.01(f) and 5.01(g) for the most recently ended period for which such information is required to have been delivered for the Guarantors or their related Investment Funds.

“Guaranty” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term “Guaranty” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guaranties by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) net obligations of such Person under any Swap Contract; provided that Indebtedness shall not include (i) deferred or prepaid revenue, or (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller.  The amount of Indebtedness of any person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such person in good faith.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a request by the Company to change or continue the Type of a Borrowing in accordance with Section 2.07 and in the form of Exhibit F.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period beginning on the date of such Borrowing specified in the applicable Borrowing Request or on the date specified in the applicable Interest Election and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or such other period as all of the Lenders may agree), as the Company may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“International Plan” means any “defined benefit plan” as such term is defined in Section 3(35) of ERISA, whether or not such employee benefit plan is subject to ERISA or the Code, which is sponsored, maintained, administered, contributed to, extended or arranged by any Borrower or any of its Subsidiaries under which any Borrower or any of its Subsidiaries has any liability (contingent or otherwise) and covers any current or former employee, officer, director or independent contractor of any Borrower or any of its Subsidiaries who is located exclusively outside of the United States.

“Investment Fund” means each of KKR Millennium Fund L.P., a Delaware limited partnership, KKR Millennium Fund (Overseas), Limited Partnership, an Alberta, Canada limited partnership, KKR European Fund, Limited Partnership, an Alberta, Canada limited partnership, KKR European Fund II, Limited Partnership, an Alberta, Canada limited partnership, KKR 2006 Fund L.P., a Delaware limited partnership, KKR 2006 Fund (Overseas), Limited Partnership, a Cayman Islands exempted limited partnership, KKR Asian Fund L.P., a Cayman Islands exempted limited partnership, and any other private equity fund formed after the Effective Date the general partner of which is a General Partner.

“Issuing Bank” means HSBC Bank plc, in its capacity as an issuer of Letters of Credit hereunder, and any successors in such capacity as provided in Section 2.05(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the U.S. Dollar Equivalent of the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Parties” means the Lenders, the Issuing Bank and the Administrative Agent.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment or Section 2.01(b), other than any such Person that ceases to be a party hereto pursuant to an Assignment.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Co-Borrower Agreements, any promissory notes issued pursuant to Section 2.09(e) and the Support Documents.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, or financial condition of the Credit Parties taken as a whole, (b) the ability of any Credit Party to perform its obligations under the Loan Documents or (c) the validity or enforceability of the Loan Documents or the rights or remedies of any Lender Party thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Borrower Group Companies in an aggregate principal amount exceeding $50,000,000; provided that in the case of any Subsidiary, Material Indebtedness shall consist solely of Indebtedness of the types described in subclauses (a) and (b) of the definition thereof (other than the Loans and Letters of Credit and Indebtedness incurred under Section 6.01(a)(iii)).

“Material Subsidiary” means any Subsidiary which, together with its own subsidiaries, would be consolidated in the consolidated financial statements of the Company if such financial statements were prepared in accordance with GAAP for such quarter or period, accounts for (i) more than 5% of the consolidated assets of the Company as of the last day of the most recently ended fiscal quarter of the Company, (ii) more than 5% of the consolidated revenues of the Company for the most recently ended period of four consecutive fiscal quarters of the Company, or (iii) more than 5% of Funds for the most recently ended period of four consecutive fiscal quarters of the Company.

“Maturity Date” means February 26, 2013.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Income” means (a) cash received by the Company from subsidiaries and equity method investments (determined on an unconsolidated basis in accordance with GAAP) which is derived from income generated from ongoing, recurring business activities minus (b) the aggregate amount of operating losses of such subsidiaries and equity method investees (excluding any losses relating to such subsidiaries’ and equity method investees’ investment activities); provided that the amount of operating losses included in clause (b) above shall not exceed the amount of cash paid by the Company to such subsidiaries and equity method investees during the relevant period of determination.  For the avoidance of doubt, Net Cash Income from subsidiaries and equity method investments that exist on the Effective Date will be derived from cash received or paid by the Company consisting of its share of (i) net income of KKR Financial LLC and (ii) net loss of KKR Capital Markets Holdings L.P.  For cash received from future subsidiaries and equity method investments to qualify as Net Cash Income, such cash must be derived from the ongoing, recurring business activities of such entities.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after (or would accrue but for) the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Other Currency Equivalent” means, at any time, with respect to any amount denominated in U.S. Dollars, the equivalent amount thereof in the applicable Alternative Currency, as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with U.S. Dollars.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Outstanding Amount” means (i) with respect to any Class of Loans on any date, the U.S. Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Class of Loans occurring on such date; and (ii) with respect to

LC Exposure on any date, the U.S. Dollar Equivalent of the aggregate outstanding amount of such LC Exposure on such date after giving effect to any drawings or reimbursements occurring on such date.

“Participant” has the meaning set forth in Section 10.04.

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes, assessments or similar charges that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article 7;

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower Group Company;

(g)           leases, licenses, subleases or sublicenses granted to others in the ordinary course of business of any Borrower Group Company that do not materially interfere with the conduct of its business; and

(h)           Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of any Borrower Group Company held at such banks or financial institutions;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by HSBC Bank USA, National Association, as its prime rate in effect at its office located at 452 Fifth Avenue, New York, New York 10018; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Register” has the meaning specified in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Jurisdiction” means (i) in the case of any Loan to the Company or any Domestic Co-Borrower, the United States of America, and (ii) in the case of any Loan to any other Co-Borrower, the jurisdiction imposing (or having the power to impose) withholding tax on payments by such Co-Borrower under this Agreement.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% (or, if there are fewer than four Lenders at such time, 66 2/3%) of the sum of the total Credit Exposures and unused Commitments at such time.

“Revaluation Date” means with respect to any Loan or Letter of Credit, each of the following:  (i) each date of receipt by the Administrative Agent of a Borrowing Request, or a request for the issuance of a Letter of Credit, denominated in an Alternative Currency, (ii) each date of receipt by the Administrative Agent of an Interest Election Request (or, if a Borrowing is continued pursuant to Section 2.07(e), each date by which an Interest Election Request would have been due), or a request for the amendment, renewal or extension of a Letter of Credit, denominated in an Alternative Currency, (iii) two Business Days prior to the last Business Day of February, May, August and November of each year, and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“Spot Rate” means, on any day, for any currency, the spot rate quoted by HSBC Bank plc, in London at approximately 11:00 a.m. for the purchase of such currency with another currency for delivery two Business Days later.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person at any date, (a) any corporation more than 50% of whose Equity Interests of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Equity Interests of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through subsidiaries, or (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through subsidiaries has more than a 50% equity interest at the time.

“Subsidiary” means any subsidiary of the Company.

“Support Documents” means the General Partner Guaranty and each other Guaranty, instrument or document executed and delivered pursuant to Section 5.09 to Guarantee any of the Obligations.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total  Swingline Exposure at such time.

“Swingline Lender” means HSBC Bank plc, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by the Credit Parties of this Agreement, the Co-Borrower Agreements and the Support Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency Rate or the Alternate Base Rate.

“U.S. Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in U.S. Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of U.S. Dollars with such Alternative Currency.

“U.S. Dollars” and “$” mean the lawful currency of the United States of America.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub.L.107-56, signed into law October 26, 2001, as amended.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yen” means the lawful currency of Japan.

Section 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Global Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Global Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Global Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Global Borrowing”).

Section 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, with such adjustments thereto as are reflected in and consistent with the financial statements referred to in Section 3.04(a), but in any event without giving effect to principles of consolidation; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until  such notice shall have been withdrawn or such provision  amended in accordance herewith.

Section 1.05.  Exchange Rates; Currency Equivalents.  (a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating U.S. Dollar Equivalent amounts of Borrowings and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.

(b)   Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan an amount, such as a required minimum or multiple amount, is expressed in U.S. Dollars, but such Borrowing or Loan is denominated in an Alternative Currency, such amount shall be the relevant Other Currency Equivalent of such U.S. Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

Section 1.06.  Additional Alternative Currencies.  (a) The Company may from time to time request that Eurocurrency Loans be made or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than U.S. Dollars) that is readily available and freely transferable and convertible into U.S. Dollars.  Any such request shall be subject to the approval of the Administrative Agent, the Issuing Bank and the Lenders.

(b)      Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Administrative Agent, in its sole discretion).  In the case of any such request, the Administrative Agent shall promptly notify the Issuing Bank and each Lender thereof.  The Issuing Bank and each Lender shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request, whether it consents, in its sole discretion, to the making of Eurocurrency Loans or issuance of Letters of Credit in such requested currency.

(c)       Any failure by the Issuing Bank or a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the Issuing Bank or such Lender to permit Eurocurrency Loans to be made or Letters of Credit to be issued in such requested currency.  If the Administrative Agent, the Issuing Bank and all the Lenders consent to making Eurocurrency Loans or issuing Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section, the Administrative Agent shall promptly so notify the Company.

Section 1.07.  Change of Currency.  (a) Each obligation of any Borrower to make a payment denominated in the national currency unit of any Participating Member State that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such Participating Member State, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such Participating Member State adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such Participating Member State is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)      Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)       Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE 2

THE CREDITS

Section 2.01.  Commitments.  (a) Subject to the terms and conditions set forth herein, each Lender, severally and not jointly, agrees to make Global Loans to the Borrowers in U.S. Dollars or in one or more Alternative Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment, or (ii) the sum of the total Credit Exposures exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Global Loans.

(b)      At any time during the Availability Period, if no Default shall have occurred and be continuing at such time, the Company may, if it so elects, increase the aggregate amount of the Commitments, either by designating a

Person not theretofore a Lender and acceptable to the Administrative Agent, the Issuing Bank and the Swingline Lender  (such acceptances not to be unreasonably withheld) to become a Lender or by agreeing with an existing Lender that such Lender’s Commitment shall be so increased.  Upon execution and delivery by the Borrowers and such Lender or other Person of an instrument of assumption in form and amount reasonably satisfactory to the Administrative Agent, such existing Lender shall have a Commitment as therein set forth or such other Person shall become a Lender with a Commitment as therein set forth and all the rights and obligations of the Lender with such a Commitment hereunder; provided that (i) the Company shall provide prompt notice of such increase to the Administrative Agent, which shall promptly notify the other Lenders, (ii) the aggregate amount of such increase which is effective on any day shall be at least $10,000,000, and (iii) the aggregate amount of the Commitments shall at no time exceed $2,000,000,000.  Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.01(b), within five Business Days in the case of the ABR Loans outstanding, and at the end of the then current Interest Period with respect thereto in the case of the Loans comprising each Eurocurrency Borrowing then outstanding, the Borrowers shall prepay such Loans in their entirety, and, to the extent the Company elects to do so and subject to the conditions specified in Article 4, the Borrowers shall reborrow Loans from the Lenders in proportion to their respective applicable Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in such proportion.

Section 2.02.  Loans and Borrowings.  (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)      Subject to Section 2.13, each Global Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans, as the Company may request in accordance herewith.  All ABR Loans shall be denominated in U.S. Dollars.  Eurocurrency Loans may be denominated in U.S. Dollars or an Alternative Currency.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)       At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an

ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).  Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding.

(d)      Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03.  Requests for Borrowings.  To request a Borrowing, the Company shall notify the Administrative Agent of such request in the form of a Borrowing Request signed by the Company not later than 11:00 a.m., New York City time, (a) in the case of a Eurocurrency Borrowing denominated in U.S. Dollars, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in an Alternative Currency, three Business Days before the date of the proposed Borrowing, or (c) in the case of an ABR Borrowing, on the date of the proposed Borrowing.  Each such Borrowing Request shall be irrevocable.  Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                    the aggregate amount of the requested Borrowing;

(ii)                 the date of such Borrowing, which shall be a Business Day;

(iii)              whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv)             in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of “Interest Period”;

(v)                the location and number of the Company’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vi)             in the case of a Eurocurrency Borrowing, the currency of such Borrowing.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04.  Swingline Loans.  (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the sum of the total Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b)                                 To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by in the form of a Borrowing Request signed by the Company, not later than 11:00 a.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company.  The Swingline Lender shall make each Swingline Loan available by means of a credit to the general deposit account of the Company with the Swingline Lender or disbursement to such other account of the Company as the Company may specify in its Borrowing Request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) on the requested date of such Swingline Loan.

(c)                                  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each  Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall promptly notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrowers in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to any Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

Section 2.05.  Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit for the account of the Borrowers, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, from time to time during the Availability Period.  All Letters of Credit shall be denominated in U.S. Dollars or an Alternative Currency.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                                 Notice of Issuance, Amendment, Renewal or Extension; Certain Conditions.  (i) To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (at least five Business Days (or such shorter period of time as may be agreed by the Administrative Agent and the Issuing Bank) in advance of the requested date of issuance, amendment, renewal or extension) a notice (which shall include wording agreed with the Issuing Bank) requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c), the amount of such Letter of Credit, the currency of denomination, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (x) the LC Exposure shall not exceed $25,000,000 and (y) the sum of the total Credit Exposures shall not exceed the total Commitments.

(ii)          Promptly after receipt of a notice requesting the issuance, amendment, renewal or extension of a Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such notice from the Company and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof.  Upon receipt by such Issuing Bank of confirmation from the Administrative Agent that the requested issuance, amendment, renewal or extension is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrowers or enter into the applicable amendment, renewal or extension, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices.

(c)                                  Expiration Date.  Each Letter of Credit shall expire at or before the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) below) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)                                 Participations.  Effective on the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  Pursuant to such participations, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in Section 2.05(e), or of any reimbursement payment required to be refunded to the Company for any reason.  Each Lender’s obligation to acquire participations and make payments pursuant to this subsection is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If the Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the day that such LC Disbursement is made, if the Company receives notice of such LC Disbursement before 10:00 a.m., New York City time, on such day, or, if such notice has not been received by the Company by such time on such day, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Company receives such notice, if such notice is received before 10:00 a.m., New York City time, on the day of receipt, or (ii) the next Business Day, if such notice is not received before such time on the day of receipt; provided that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan.  If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender and the Issuing Bank of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as is provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to such payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f)                                    Obligations Absolute.  The Borrowers’ obligation to reimburse LC Disbursements as provided in Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder.  None of the Lender Parties and their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents do not strictly comply with the terms of such Letter of Credit.

(g)                                 Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement pursuant thereto; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest.  Unless the Company reimburses an LC Disbursement in full on the date an LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the day on which such LC Disbursement is made to but excluding the day on which the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to Section 2.05(e), then Section 2.12(c) and Section 2.12(d) shall apply.  Interest accrued pursuant to this subsection shall be for the account of the Issuing Bank, except that a pro rata share of interest accrued on and after the day that any Lender pursuant to Section 2.05(e) shall be for the account of such Lender.

(i)                                     Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement.  At the time any such replacement becomes effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b).  On and after the effective date of any such replacement, (A) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (B) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After an Issuing Bank is replaced, it will remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it before such replacement, but shall not be required to issue additional Letters of Credit.

(j)                                     Cash Collateralization.  If an Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this subsection, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to a Borrower described in clause (h) or (i) of Article 7.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure  representing more than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement.  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default (including such Event of Default) have been cured or waived.

Section 2.06.  Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time (in the case of fundings to an account in New York City), or 12:00 noon, local time (in the case of fundings to an account in another jurisdiction), in each case to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that (x) ABR Loans shall be made available by 2:00 p.m. New York City or local time, as the case may be, and (y) Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such funds available to the Company by promptly crediting the amounts so received, in like funds, to an account of the Company maintained in New York City or London or in the financial center of the country of the currency of such Loans and designated by the Company in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)                                 Unless the Administrative Agent receives notice from a Lender before the proposed date of any Borrowing that such Lender will not make its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance on such assumption, make available to the Company a corresponding amount in the required currency.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, if such Borrowing is denominated in U.S. Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and if such Borrowing is denominated in an Alternative Currency, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds in the relevant currency (which determination shall be conclusive absent manifest error), or (ii) in the case of the Borrowers, the interest rate applicable to such Borrowing.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07.  Interest Elections.  (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such

Borrowing Request.  Thereafter, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  Notwithstanding the foregoing, the Company may not (i) elect to convert the currency in which any Loans are denominated, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d), (iii) elect to convert any ABR Loans to Eurocurrency Loans that would result in the number of Eurocurrency Borrowings exceeding the maximum number of Eurocurrency Borrowings permitted under Section 2.02(c), or (iv) elect an Interest Period for Eurocurrency Loans unless the aggregate outstanding principal amount of Eurocurrency Loans (including any Eurocurrency Loans in the same currency made on the date that such Interest Period is to begin) to which such Interest Period will apply complies with the requirements as to minimum principal amount set forth in Section 2.02(c).  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)                                 To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election in the form of an Interest Election Request signed by the Company by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election; provided that in the case of a conversion of Eurocurrency Loans to ABR Loans, notice of such election must be delivered not later than 11:00 a.m., New York City time, three Business Days before the end of the current Interest Period for such Eurocurrency Loans.  Each such Interest Election Request shall be irrevocable.

(c)                                  Each Interest Election Request shall specify the following information in compliance with Section 2.02 and Section 2.07(e):

(i)                  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)               the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)            whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)      if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.

If an Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Company fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing before the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Loan having an Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing, no outstanding ABR Borrowing may be converted to a Eurocurrency Borrowing.

Section 2.08.  Termination and Reduction of Commitments.  (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)                                 The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Credit Exposures would exceed the total Commitments.

(c)                                  The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days before the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable.  Any termination or reduction of the Commitments shall be permanent and will be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09.  Repayment of Loans; Evidence of Debt.  (a)  Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Global Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Global Borrowing is made, the Borrowers shall repay all Swingline Loans then outstanding.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency, Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to Section 2.09(b) or 2.09(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by any Lender or the Administrative Agent to maintain such accounts or any error therein shall not affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, each Borrower shall prepare, execute and deliver promptly to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10.  Prepayment of Loans; Collateralization of LC Exposure.  (a) Each Borrower shall have the right at any time to prepay any Borrowing in whole or in part, subject to the provisions of this Section.

(b)                                 If the Administrative Agent notifies the Company at any time that the aggregate Outstanding Amount of all Credit Exposure at such time exceeds an amount equal to 105% of the Commitments then in effect, then, within seven Business Days after receipt of such notice, the Borrowers shall prepay Loans or cash collateralize LC Exposure in an aggregate amount sufficient to reduce such

Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Commitments then in effect.  The Administrative Agent may, at any time and from time to time after the initial deposit of such cash collateral, request that additional cash collateral be provided in order to protect against the results of further exchange rate fluctuations.

(c)                                  The Company shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing denominated in U.S. Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of a Eurocurrency Borrowing denominated in an Alternative Currency, not later than 11:00 a.m., New York City time, three Business Days before the date of payment, (iii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment, or (iv) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

Section 2.11.  Fees.  (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Credit Exposure.  Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand.  All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder; provided that no such fronting fee shall be payable to the Issuing Bank for any day on which it and its Affiliates are the only Lenders.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this subsection shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing by the Company and the Administrative Agent.

(d)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds in U.S. Dollars, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

Section 2.12.  Interest.  (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate.

(b)                                 The Loans comprising each Eurocurrency Borrowing shall bear interest at the Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate plus (in the case of a Eurocurrency Loan of any Lender which is lent from a lending office in the United Kingdom or a Participating Member State) the Mandatory Cost.

(c)                                  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the  rate otherwise applicable to such Loan as provided in the preceding subsections of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans.

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to Section 2.12(c) shall be payable on demand, (ii) upon any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) upon any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing shall be computed in accordance with such market practice, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13.  Alternate Rate of Interest.  If before the commencement of any Interest Period for a Eurocurrency Borrowing:

(a)                                  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period;

(b)                                 the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans for such Interest Period; or

(c)                                  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that deposits in the principal amounts of the Loans comprising such Borrowing and in the currency in which such Loans are to be denominated are not generally available in the relevant market;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request by a Borrower for a Eurocurrency Borrowing of the affected currency or a conversion to or continuation of a Eurocurrency Borrowing in the affected currency, pursuant to Section 2.03 or 2.07, shall be deemed rescinded, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing denominated in U.S. Dollars, such Borrowing shall be made as an ABR Borrowing.

Section 2.14.  Increased Costs.  (a) If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except (A) any reserve requirement contemplated by Section 2.14(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or Issuing Bank;

(ii)          result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Loans; or

(iii)       impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate it for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 2.14(a) or 2.14(b) shall be delivered to the Company and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay by any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days before the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased cost or reduction and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                                  To the extent not paid as Mandatory Cost, the Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

(f)                                    This Section shall not apply to matters covered by Section 2.16 relating to Taxes.

Section 2.15.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(c) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.18, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense directly attributable to such event.  Such loss, cost and expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the relevant market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16.  Taxes.  (a) Any and all payments by or on account of any obligation of any Credit Party under the Loan Documents shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if a Credit Party shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including, for the avoidance of doubt, deductions and withholdings applicable to additional sums payable under this Section) each relevant Lender Party receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Credit Party shall make such deductions and withholdings and (iii) such Credit Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Without limiting the provisions of subsection (a) above, the Credit Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Without limiting the provisions of subsection (a) above, if a Credit Party fails to pay when due any Indemnified Taxes or Other Taxes that are payable by such Credit Party, such Credit Party shall indemnify each Lender Party, within 10 days after written demand therefor, for the full amount of any penalties, interest and reasonable expenses arising out of or in connection with any such failure.  A certificate as to the amount of such payment or liability delivered to such Credit Party by a Lender Party on its own behalf, or by the Administrative Agent on behalf of a Lender Party, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Credit Party to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of a Relevant Jurisdiction, or any treaty to which such jurisdiction is a party, or under any law or treaty of any other jurisdiction in which payments may be made by a Borrower pursuant to this Agreement, with respect to payments under this Agreement, shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate.  Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such  claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including those set forth in Section 2.18) to avoid any requirement of applicable laws of any such jurisdiction that a Credit Party make any deduction or withholding for taxes from amounts payable to such Lender.

(f)                                    If a Lender Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to this Section that in the good faith judgment of such Lender Party is allocable to such indemnity or additional amounts and is not subject to return, reassessment or other repayment, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of such Lender Party’s out-of-pocket expenses and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Credit Party, upon the request of such Lender Party, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender Party in the event the such Lender Party is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Lender Party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Credit Party or any other Person.

Section 2.17.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a) Each Borrower shall make each payment required to be made by it under the Loan Documents (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) before the time expressly required under the relevant Loan Document for such payment (or, if no such time is expressly required, before 12:00 noon, local time at the place of payment), on the date when due, in immediately available funds, without set off or counterclaim.  Any amount received after such time on any day may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to such account of the Administrative Agent as the Administrative Agent shall specify by notice to the Company, except payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, if such payment accrues interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of principal and interest in respect of any Loan (or of any breakage indemnity or payment under Section 2.15 in respect of any Loan) shall be made in the currency of such Loan; all other payments under each Loan Document shall be made in U.S. Dollars.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay ratably any unpaid fees, costs and expenses of the Administrative Agent, (ii) second, to pay interest and fees then due hereunder, ratably among the other Lender Parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)                                  If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Global Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Global Loans or participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other applicable Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Global Loans, LC Disbursements or Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Global Loans and participations in LC Disbursements and Swingline Loans; provided that (x) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (y) the provisions of this subsection shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of one or more Lender Parties hereunder that such payment will not be made, the Administrative Agent may assume that such payment has been made on such date in accordance herewith and may, in reliance upon such assumption, distribute to each relevant Lender Party the amount due.  In such event, if such payment has not in fact been made, then each of Lender Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender Party with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at, if such payment is denominated in U.S. Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and, if such payment is denominated in an Alternative Currency, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds in the relevant currency (which determination shall be conclusive absent manifest error).

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d), 2.05(e), 2.06(b), 2.17(d) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18.  Mitigation Obligations; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, or if a Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and has been approved by the Required Lenders, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent and the Issuing Bank, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a material reduction in such compensation or payments.  A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment cease to apply.  At any time prior to the effectiveness of such assignment, the Company, in its sole discretion, may revoke the notice requiring such assignment.

Section 2.19.  Additional Borrowers.  On or after the Effective Date, the Company may designate any General Partner as a Co-Borrower by delivery to the Administrative Agent of a Co-Borrower Agreement executed by such General Partner and the Company, and upon such delivery (and the delivery in connection therewith of such favorable written opinions of counsel and documents and certificates as the Administrative Agent may reasonably require) such General Partner shall for all purposes of this Agreement be a Co-Borrower and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Co-Borrower Termination with respect to such General Partner, whereupon such General Partner shall cease to be a Co-Borrower and a party to this Agreement.  Notwithstanding the preceding sentence, no Co-Borrower Termination will become effective as to any General Partner at a time when any principal of or interest on any Loan shall be outstanding hereunder.

In lieu of the foregoing arrangements, if the Company has certified to the Lender Parties that both such arrangements and the General Partner Guaranty would be materially disadvantageous to the Company in connection with the initial public offering of common units of KKR & Co. L.P. (the “IPO”), the Company may request that the parties to this Agreement consider in good faith another arrangement with the same effect as the foregoing arrangements or the General Partner Guaranty with respect to the General Partners in connection with the IPO.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lender Parties that:

Section 3.01.  Organization; Powers.  Each of the Borrower Group Companies is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02.  Authorization; Enforceability.  The Transactions to be entered into by each Credit Party are within its organizational powers and have been duly authorized by all necessary organizational action.  This Agreement has been duly executed and delivered by the Company and constitutes, and each other Loan Document to which any Credit Party is to be a party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of the Company or such Credit Party, as the case may be, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect or (ii) where the failure to obtain or make them could not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) the Constituent Documents of any Borrower Group Company or (ii) except where such violation could not reasonably be expected to have a Material Adverse Effect, any law or regulation applicable to any Borrower Group Company or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Borrower Group Company or its assets, or give rise to a right thereunder to require any Borrower Group Company to make any payment, and (d) will not result in the creation or imposition of any Lien on any asset of any Borrower Group Company.  No exchange control law or regulation restricts any Credit Party from complying with its obligations, as borrower or guarantor, in respect of any Obligation under any Loan Document.

Section 3.04.  Financial Condition; No Material Adverse Change.  (a) The Company has heretofore furnished to the Administrative Agent statements of assets, liabilities and partners’ capital; revenues and expenses; changes in partners’ capital; and cash flows of the Company (i) as of and for the fiscal year ended December 31, 2006, and (ii) as of and for the nine months ended September 30, 2007, in each case certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company as of such dates and for such periods on an unconsolidated basis and in accordance with GAAP, subject to year end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)                                 Except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters, after giving effect to the Transactions, none of the Borrower Group Companies has, as of the Effective Date, any liabilities and obligations, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c)                                  Since December 31, 2006, there has been no material adverse change in the business, results of operations or financial condition of the Credit Parties, taken as a whole.

Section 3.05.  Litigation and Environmental Matters.  (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting any Borrower Group Company (i) as to which there is a reasonable possibility of adverse determinations that, in the aggregate, could reasonably be expected to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b)                                 Except for any matters that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Borrower Group Company (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.06.  Compliance with Laws.  Each Borrower Group Company is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.07.  Investment Company Status; Regulatory Restrictions on Borrowing.  No Credit Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.  No Credit Party is subject to regulation under any law, treaty, rule or regulation or determination of an arbitrator or court or other Governmental Authority (other than Regulations T, U and X of the Board) which limits its ability to incur any Indebtedness under this Agreement or any promissory note issued pursuant hereto.

Section 3.08.  Taxes.  Each Borrower Group Company has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the relevant Borrower Group Company has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  There is no proposed tax assessment against any Borrower Group Company that, if made, could reasonably be expected to have a Material Adverse Effect.

Section 3.09.  ERISA.  (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  Each Borrower Group Company and its

ERISA Affiliates are in compliance with those provisions of ERISA and the regulations and published interpretations thereunder which are applicable to it, except where noncompliance could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Each International Plan has been maintained in compliance with its terms and with the requirements prescribed by applicable law (including any special provisions relating to qualified plans where such International Plan was intended to so qualify) and has been maintained in good standing with the applicable regulatory authorities, except where noncompliance would not result in a Material Adverse Effect.  No unfunded liabilities, determined on the basis of actuarial assumptions which are reasonable in the aggregate, exist under all of the International Plans in the aggregate that could reasonably be expected to result in a Material Adverse Effect.

(c)                                  No Plan or International Plan is a Multiemployer Plan and no Plan or International Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA which is subject to ERISA.

Section 3.10.  Disclosure.  The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any of the Borrower Group Companies is subject, and all other matters known to it, in each case as of the Effective Date, that, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

ARTICLE 4
CONDITIONS

Section 4.01.  Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)                                  The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the

Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 The Administrative Agent shall have received written opinions (addressed to the Administrative Agent and the Lenders party to this Agreement as of the Effective Date and dated the Effective Date) of each of Simpson Thacher & Bartlett LLP, special counsel to the Company and the Guarantors, Maples and Calder, special counsel to the Guarantors, Gowlings Lafleur Henderson LLP, special counsel to the Guarantors, and David J. Sorkin, general counsel of the Company, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Credit Parties, the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.  The Company hereby requests such counsel to deliver such opinions.

(c)                                  The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions and any other legal matters relating to the Credit Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent.

(d)                                 The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief financial officer of the Company, confirming compliance with the conditions set forth in clauses (a) and (b) of Section 4.02.

(e)                                  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by any Credit Party hereunder.

(f)                                    The Administrative Agent shall have received from each Guarantor either (i) a counterpart of the General Partner Guaranty duly executed and delivered on behalf of such Guarantor or (ii)  written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page) that such Guarantor has signed a counterpart of the General Partner Guaranty.

(g)                                 The Lenders shall have received, to the extent requested, on or before the date which is five Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on March 1, 2008 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02.  Each Credit Event.  The obligation of each Lender to make any Loan, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                                  The representations and warranties of each Credit Party set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except for the first sentence of Section 3.10, which representation and warranty shall have been true and correct as of the Effective Date).

(b)                                 At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)                                  In the case of a Borrowing to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent and the Required Lenders would make it impracticable for such Borrowing to be denominated in the relevant Alternative Currency.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers, on the date thereof as to the matters specified in clauses (a) and (b) of this Section.

ARTICLE 5
AFFIRMATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or been cancelled and all LC Disbursements have been reimbursed, the Company covenants and agrees with the Lenders that:

Section 5.01.  Financial Statements; Other Information.  The Company will furnish to the Administrative Agent:

(a)                                  as soon as available and in any event within 120 days after the end of each fiscal year of the Company, the Company’s statements of assets, liabilities and partners’ capital; revenues and expenses; changes in partners’ capital; and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, in each case, certified by the chief financial officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company on an unconsolidated basis in accordance with GAAP consistently applied (except with respect to any changes made as a result of changes to GAAP);

(b)                                 as soon as available and in any event within 120 days after the end of each fiscal year of each Investment Fund, (i) a summary of investment valuation information for such Investment Fund, (ii) a schedule of outstanding Indebtedness of such Investment Fund and its General Partner and (iii) a schedule of cash distributions to its General Partner, in each case, as of the end of and for such fiscal year;

(c)                                  as soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the Company’s statements of assets, liabilities and partners’ capital; revenues and expenses; changes in partners’ capital; and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the statement of assets, liabilities and partners’ capital, as of the end of) the previous fiscal year, all certified by the chief financial officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company on an unconsolidated basis in accordance with GAAP consistently applied (except with respect to any changes made as a result of changes to GAAP), subject to normal year-end audit adjustments and the absence of footnotes;

(d)                                 as soon as available and in any event within 60 days after the end of the first three fiscal quarters of each fiscal year of each Investment Fund, (i) a summary of investment valuation information for such Investment Fund, (ii) a schedule of outstanding Indebtedness of such Investment Fund and its General Partner and (iii) a schedule of cash distributions to its General Partner, in each case, as of the end of and for such fiscal quarter;

(e)                                  concurrently with any delivery of financial statements or other information under clause (a), (b), (c) or (d) above, a certificate of the chief financial officer of the Company (i) certifying as to whether a

Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.06, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) attaching the valuation report of Duff & Phelps LLC (or any other third-party valuation service) relating to the assets of each Investment Fund for such period; provided that the Company’s obligation to provide any third-party valuation information shall be subject to any distribution restrictions imposed by the preparer of such report, and if (after a good faith effort by the Company to obtain a waiver of such restrictions) such restrictions are not waived and prohibit the Company from providing such report, the chief financial officer of the Company shall certify instead that the valuations set forth in the investment valuation summaries have been made on a basis consistent with the procedures used in preparing the summaries delivered to the Administrative Agent prior to the Effective Date;

(f)                                    within five Business Days of furnishing the same to the limited partners of each Investment Fund, (i) quarterly valuation letters prepared for the limited partners of such Investment Fund, (ii) audited annual financial statements of such Investment Fund for the prior fiscal year and (iii) any other material information that is furnished to all limited partners of such Investment Fund and is not then otherwise publicly available;

(g)                                 as soon as available and in any event not later than October 15 of each fiscal year, tax basis financial statements of each General Partner for the prior fiscal year; and

(h)                                 promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower Group Company, or compliance with the terms of any Loan Document, as the Administrative Agent (on behalf of the Required Lenders) may reasonably request.

Documents required to be delivered pursuant to Section 5.01 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Company shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The

Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Administrative Agent may make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Credit Parties or their securities) (each, a “Public Lender”).  The Company hereby agrees that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Issuing Bank and the Lenders to treat such Company Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 10.12); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Company shall be under no obligation to mark any Company Materials “PUBLIC.”

Section 5.02.  Notices of Material Events.  The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)                                  the occurrence of any Default;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Borrower Group Company or any Affiliate thereof that could reasonably be expected to be adversely determined and, if so determined, could reasonably be expected to result in a Material Adverse Effect; and

(c)                                  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of the chief financial officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03.  Existence; Conduct of Business.  Each Borrower Group Company will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.04.  Payment of Taxes.  Each Borrower Group Company will pay its obligations that do not constitute Indebtedness, including Tax liabilities before the same shall become delinquent or in default and before penalties accrue thereon, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Borrower Group Company has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05.  Maintenance of Properties; Insurance.  Each Borrower Group Company will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain insurance in such amounts and against such risks as, in the good faith judgment of the management of such Borrower Group Company, is reasonable and prudent to be maintained by companies of the same size and nature of business operating in the same or similar locations.

Section 5.06.  Books and Records; Inspection Rights.  Each Borrower Group Company will keep books of record and account with respect to its assets and business.  Each Borrower Group Company will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested; provided that (x) excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent on behalf of the Required Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section, (ii) the Administrative Agent may not exercise such rights more than two times in any calendar year and (iii) only one such visit shall be at the applicable Borrower Group Company’s expense, and (y) when an Event of Default exists, the Administrative Agent or any representative of the Required Lenders (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice.

Section 5.07.  Compliance with Laws.  Each Borrower Group Company will comply with all laws, rules, regulations and orders of any Governmental Authority (including, without limitation, Environmental Laws) applicable to it or its property, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08.  Use of Proceeds and Letters of Credit.  The proceeds of the Loans and Letters of Credit will be used for general corporate purposes; provided that no part of the proceeds of any Loan, and no Letter of Credit, will be used, whether directly or indirectly, (i) for any purpose that entails a violation of Regulation U or X of the Board, (ii) to make investments in KKR Financial Holdings LLC in excess of $100,000,000 in the aggregate during the term of this Agreement or (iii) to pay employee compensation, executive bonuses or cash distributions to partners of any Borrower or its Affiliates.

Section 5.09.  Additional General Partner Guarantors or Co-Borrowers.  If any additional General Partner is formed or acquired, or if any Person becomes a General Partner, in each case, after the Effective Date, the Company will, within 30 days after such General Partner is formed or acquired or such Person becomes a General Partner, as applicable, notify the Administrative Agent and the Lenders thereof and cause such General Partner to become a Guarantor or Co-Borrower and, in connection therewith, to deliver such favorable written opinions of counsel and documents and certificates as the Administrative Agent may reasonably require.

ARTICLE 6
NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or been cancelled and all LC Disbursements have been reimbursed, the Company covenants and agrees with the Lenders that:

Section 6.01.  Indebtedness.  (a) The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)                                     Indebtedness created under the Loan Documents;

(ii)                                  Indebtedness existing on the date hereof and set forth in Schedule 6.01, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(iii)                               Indebtedness incurred by the Subsidiaries in connection with broker-dealer and related underwriting and financing activities;

(iv)                              Indebtedness incurred by the Subsidiaries in connection with ordinary course investment activity;

(v)                                 Indebtedness of any Subsidiary assumed in connection with the acquisition of any assets or secured by a Lien on any assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $25,000,000 at any time outstanding;

(vi)                              Indebtedness of any Person that becomes a Subsidiary after the date hereof;

(vii)                           Indebtedness in respect of interest rate and currency Swap Contracts entered into in the ordinary course of business for non-speculative hedging purposes and not as financing;

(viii)                        other Indebtedness of Subsidiaries in an aggregate principal amount not exceeding $25,000,000 at any time outstanding; and

(ix)                                other unsecured Indebtedness, provided that each of the following conditions shall have been satisfied:

(A)                              no Default shall have occurred and be continuing or would result therefrom;

(B)                                in the case of any such Indebtedness of the Company which is a credit facility (whether revolving or term) evidenced by a loan agreement, credit agreement or similar document or promissory note, the terms and conditions of the documents to be entered into in connection therewith shall not contain restrictions or conditions (including, without limitation, representations and warranties, covenants or events of default) that are materially more restrictive than the corresponding restrictions and conditions, or pricing that is higher for the remaining term of this Agreement than the pricing, set forth in the Loan Documents, unless the Company concurrently notifies the Administrative Agent thereof and incorporates herein such more restrictive terms or higher pricing; and

(C)                                at the time of the execution of the documents pursuant to which such Indebtedness is to be incurred, the Company shall have delivered to the Administrative Agent, an officer’s certificate signed by a Financial Officer certifying that each of the conditions required to be satisfied in order to incur such Indebtedness in accordance with this Section 6.01(a)(ix)shall have been satisfied and the Company shall be in pro forma compliance with the financial covenant set forth in Section 6.06 through the Maturity Date after giving pro forma effect to such incurrence.

In the case of clause (ix)(B) above, if the Administrative Agent at the time so elects by notice to the Company and the Lenders, the incorporation of more restrictive terms or higher pricing shall be deemed to occur automatically without any further action or the execution of any additional document by any of the parties to this Agreement. If the Administrative Agent does not elect to effect such an automatic incorporation, the Administrative Agent shall promptly tender to the Company for execution by it an amendment (executed by the Administrative Agent) incorporating such more restrictive terms or higher pricing and shall promptly deliver a copy of such amendment to the Lenders.

(b)                                 No Credit Party (other than the Company) will create, incur, assume or permit to exist any Indebtedness except (i) Indebtedness created under the Loan Documents, (ii) Indebtedness not to exceed $50,000,000 in the aggregate for all Credit Parties (other than the Company), and (iii) unsecured Indebtedness with a term of no more than 60 days incurred by a Credit Party other than the Company as bridge financing for equity investments in the private equity fund of which such Credit Party is the general partner, if such bridge financing is guaranteed by such private equity fund and/or its limited partners.

Section 6.02.  Liens.  (a) The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i)                                     Permitted Encumbrances;

(ii)                                  any Lien on any property or asset of any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iii)                               any Lien existing on any property or asset prior to the acquisition thereof by any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of such Subsidiary and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iv)                              Liens securing Indebtedness permitted by clauses (a)(i), (a)(iii), (a)(iv), (a)(v) and (a)(vii)of Section 6.01;

(v)                                 Liens on goods, inventory or related documents (along with any insurance with respect thereto), the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of any Subsidiary in the ordinary course of business; and

(vi)                              other Liens securing Indebtedness of Subsidiaries in an aggregate principal amount not exceeding $15,000,000 at any time outstanding.

Notwithstanding the foregoing, the Company will not create, incur, assume or permit to exist any Lien on its Equity Interests in KKR Financial LLC, or assign or sell any income or revenues or rights in respect thereof.

(b)                                 No Credit Party (other than the Company) will create, incur, assume or permit to exist any Lien on any property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except Permitted Encumbrances.

Section 6.03.  Fundamental Changes.  (a) No Borrower Group Company will merge into or consolidate with any other Person, or liquidate or dissolve, or permit any other Person to merge into or consolidate with it, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (iii) any Borrower Group Company (except the Company) may liquidate or dissolve if (x) the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders and (y) in the case of a Credit Party, such liquidation or dissolution follows the liquidation or dissolution of the Investment Fund of which it is the general partner.

(b)                                 Neither the Company nor any Subsidiary will engage to any material extent in any business except businesses of the types conducted by such Person on the date of this Agreement and businesses reasonably related thereto.

(c)                                  No Credit Party (other than the Company) will engage in any business or activity except acting as the general partner of a private equity fund.

Section 6.04.  Transactions with Affiliates.  No Borrower Group Company will sell, lease or otherwise transfer any property to, or purchase, lease or otherwise acquire any property from, or otherwise engage in any other transaction with, any of its Affiliates, except transactions that are on terms and conditions that, in the aggregate, are not less favorable to such Borrower Group Company than could be obtained on an arm’s-length basis from unrelated third parties (it being understood that dividends and other distributions paid by any Person to its equity holders in accordance such Person’s Constituent Documents shall not be prohibited by this Section).

Section 6.05.  Fiscal Year.  No Credit Party shall change its fiscal year-end from December 31.

Section 6.06.  Financial Covenant.  The Company will not permit the ratio of Funds to Cash Interest Expense for any period of four consecutive fiscal quarters (as determined as of the last day of such period) to be less than 3.50:1.00.

ARTICLE 7
EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)                                  the Borrowers shall fail to pay any principal of any Loan when the same shall become due and payable;

(b)                                 the Borrowers shall fail to pay any interest on any Loan or any fee, any reimbursement obligation in respect of any LC Disbursement or any other amount (other than an amount referred to in (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)                                  any representation, warranty, or certification made or deemed made by or on behalf of any Borrower Group Company in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)                                 the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the existence of any Credit Party), 5.08 or 5.09 or in Article 6;

(e)                                  any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f)                                    any Borrower Group Company shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of Material Indebtedness, when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(g)                                 any event or condition occurs (other than, with respect to Indebtedness in respect of Swap Contracts, termination events (such as illegality, force majeure or tax events) or equivalent events that are not events of default pursuant to the terms of such Swap Contracts) that results in Material Indebtedness becoming due before its scheduled maturity or that enables or permits the holder or holders of Material Indebtedness or any trustee or agent on its or their behalf to cause Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, before its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or Material Subsidiary or its debts, or of a substantial part of its assets, under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     any Credit Party or Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                     any Credit Party or Material Subsidiary shall admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                  one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (excluding any amount of such judgment as to which an insurance company, (i) having an A.M. Best financial strength  rating of “A” or better and being in a financial size category of XII or larger (as such category is defined as of the date hereof) or (ii) otherwise reasonably acceptable to the Required Lenders, has acknowledged liability) shall be rendered against one or more Borrower Group Companies and shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any asset of any Borrower Group Company to enforce any such judgment;

(l)                                     an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $50,000,000;

(m)                               an ERISA Event or ERISA Events, or a failure to make a required payment (within the meaning of Section 412(n)(l) of the Code), shall have occurred with respect to any Plan or Plans that could reasonably be expected to result in a liability of one or more Borrower Group Companies in an aggregate amount exceeding $50,000,000;

(n)                                 (i) the number of active participants in an International Plan shall decrease by 20% or more from the number of active participants in such Plan on the last day of the immediately preceding year; (ii) an International Plan shall fail to comply with funding requirements under applicable law; (iii) an International Plan shall fail to pay benefits when due; or (iv) an International Plan shall fail to comply with applicable local law, which, in the aggregate, could reasonably be expected to result in liability of one or more Borrower Group Companies in an aggregate amount exceeding $50,000,000;

(o)                                 a Change in Control shall occur;

(p)                                 or any Support Document shall at any time fail to constitute a valid and binding agreement of a Guarantor party thereto or any party shall so assert in writing;

(q)                                 any General Partner shall fail to apply any amount received by it from any source first to repay or prepay Loans following the occurrence and during the continuation of the failure of the Company to comply with Section 6.06; or

(r)                                    the Company or one of its Affiliates shall fail or cease to act as manager or co-manager of, or the Company shall fail or cease to be the sole recipient among its Affiliates of transaction and monitoring fees in respect of portfolio companies of, each of the Investment Funds;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become  due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by each Borrower; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by each Borrower.

ARTICLE 8
THE ADMINISTRATIVE AGENT

Section 8.01.  Appointment and Authorization.  Each Lender Party hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 8.02.  Rights and Powers as a Lender.  The bank serving as the Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 8.03.  Limited Parties and Responsibilities.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required in writing to exercise as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Credit Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  Nothing in this Agreement shall oblige the Administrative Agent  to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent.

Section 8.04.  Authority to Rely on Certain Writings, Statements and Advice.  The Administrative Agent shall be entitled to rely on, and shall not incur any liability for relying on, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely on any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for a Credit Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05.  Sub-Agents and Related Parties.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding Sections of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.06.  Resignation; Successor Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Company and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.07.  Credit Decisions by Lenders.  Each Lender acknowledges that it has, independently and without reliance on the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance on the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based on this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE 9
MULTIPLE BORROWERS

Section 9.01.  Joint and Several.  Each Borrower agrees that the representations and warranties made by, and the liabilities, obligations and covenants of and applicable to, any and all of the Borrowers under this Agreement, shall be in every case (whether or not specifically so stated in each such case herein) joint and several in all circumstances; provided that the maximum liability of each Borrower hereunder and under the other Loan Documents shall in no event exceed the amount which can be incurred by such Borrower under applicable laws relating to the insolvency of debtors.  Each Borrower accepts, as co-debtor and not merely as surety, such joint and several liability with the other Borrowers and hereby waives any and all suretyship defenses that it might otherwise have hereunder.  If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.  Every notice by or to the Company shall be deemed also to constitute simultaneous notice by and to each other Borrower, every act or omission by any Borrower also shall be deemed an act or omission of each other Borrower and shall be binding upon each other Borrower.  The Lender Parties shall be entitled to rely, and all of the Borrowers agree that the Lender Parties may so rely, on any notice given or action taken or not taken by the Company as being authorized by all of the Borrowers.  The Issuing Bank and the Lenders are fully authorized by each Borrower to act and rely also upon the representations and warranties, covenants, notices, acts and omissions of each other Borrower.  Without limiting the generality of the foregoing, each Borrower agrees that the obligations of such Borrower hereunder and under the other Loan Documents shall be enforceable against such Borrower notwithstanding that this Agreement or any other Loan Document may be unenforceable in any respect against any other Borrower or that any other Borrower may have commenced bankruptcy, reorganization, liquidation or similar proceedings.

Section 9.02.  No Subrogation.  Notwithstanding any payment or payments made by any of the Borrowers  hereunder or any set-off or application of funds of any of the Borrowers by any Lender, the Borrowers shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Borrower or any Guarantor or other guarantor or any collateral security or guaranty or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall the Borrowers seek or be entitled to seek any contribution or reimbursement from any Borrower or any Guarantor or other guarantor in respect of payments made by any Borrower hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrowers on account of the Obligations are paid in full and the Commitments are terminated (it being understood that contingent indemnity obligations not then due shall be deemed not to be owing).  If any amount shall be paid to any Borrower on account of such subrogation or contribution rights at any time when all of the Obligations shall not have been paid in full or the Commitments shall not have been terminated, such amount shall be held by such Borrower in trust for the Administrative Agent and the Lenders, segregated from other funds of such Borrower, and shall, promptly upon receipt by such Borrower, be turned over to the Administrative Agent in the exact form received by such Borrower (duly indorsed by such Borrower to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

Section 9.03.  Full Knowledge.  Each Borrower acknowledges, represents and warrants that such Borrower has had a full and adequate opportunity to review the Loan Documents.  Each Borrower represents and warrants that such Borrower fully understands the remedies the Administrative Agent (on behalf of the Lenders) may pursue against such Borrower and each other Borrower in the event of a default under the Loan Documents and such Borrower’s and each other Borrower’s financial condition and ability to perform under the Loan Documents.  Each Borrower agrees to keep itself fully informed regarding all aspects of such Borrower’s and each other Borrower’s financial condition and the performance of such Borrower’s and each other Borrower’s obligations under this Agreement and the other Loan Documents.  Each Borrower agrees that neither the Administrative Agent nor any Lender has any duty, whether now or in the future, to disclose to any Borrower any information pertaining to such Borrower, any other Borrower, any Guarantor or other guarantor or any collateral security or guaranty.

Section 9.04.  Reinstatement.  Each Borrower’s obligations hereunder shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, administration, dissolution, liquidation or reorganization of any Borrower or any Guarantor or other guarantor, or upon or as a result of the appointment of a receiver, administrative receiver, administrator, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or other guarantor or any substantial part of the property of such Borrower, Guarantor or other guarantor, or otherwise, all as though such payments had not been made.

ARTICLE 10
MISCELLANEOUS

Section 10.01.  Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)                                     if to any Borrower, to it in care of the Company at 9 West 57th Street, Suite 4200, New York, New York 10019 (Telecopy No. (212) 750 0003);

(ii)                                  if to the Administrative Agent, to HSBC Bank plc, Level 24, 8 Canada Square, London E14 5HQ, United Kingdom, Attention of Corporate Trust & Loans Agency (Telecopy No. +44 20 7991 4347); provided that a copy of all such notices and other communications relating to ABR Borrowings shall be delivered to HSBC Bank plc in care of HSBC Bank USA, National Association, One HSBC Center, 26th Floor, Buffalo, New York  14203, Attention of Tricia Graham/Lynn M Griffin (Telecopy Nos. (716) 841-1473 and (212) 525-1334);

(iii)                               if to HSBC Bank plc, in its capacity as the Issuing Bank, to HSBC Bank plc, London Trade Services Centre, Level 3, 62-76 Park Street, Southwark, London SE1 9RN, United Kingdom, Attention of David Kimberlin (Telecopy No. +44 20 7260 5637);

(iv)                              if to the Swingline Lender, to HSBC Bank plc, Level 24, 8 Canada Square, London E14 5HQ, United Kingdom, Attention of Corporate Trust & Loans Agency (Telecopy No. +44 20 7991 4347), with a copy to HSBC Bank plc in care of HSBC Bank USA, National Association, One HSBC Center, 26th Floor, Buffalo, New York  14203, Attention of Tricia Graham/Lynn M Griffin (Telecopy Nos. (716) 841-1473 and (212) 525-1334); and

(v)                                 if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it or in its care hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt, which shall be deemed to occur in the case of courier service, mail or telecopy as follows:

(i)                                     if by way of courier service or mail, when it has been left at the relevant address (or in the case of mail three Business Days after being deposited in the mail postage prepaid) in an envelope addressed to such party at that address; or

(ii)                                  if by way of telecopy, when received in legible form;

and, if a particular department or officer is specified as part of its address details provided pursuant to this Section, if addressed to that department or officer; provided that (x) any communication to be made or delivered to the Administrative Agent will be effective only when actually received by the Administrative Agent and then only if it is expressly marked for the attention of the department or officer specified by the Administrative Agent for this purpose, and (y) it is understood that any communication made or delivered to the Company in accordance with this Section will be deemed to have been made or delivered to each of the Credit Parties.

Section 10.02.  Waivers; Amendments.  (a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Lender Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by Section 10.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Lender Party may have had notice or knowledge of such Default at the time.

(b)                                 No Loan Document or provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i)                                     increase the Commitment of a Lender without its written consent,

(ii)                                  reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fee payable hereunder, without the written consent of each Lender Party directly and adversely affected thereby,

(iii)                               postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest or any fee payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender Party directly and adversely affected thereby,

(iv)                              change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender,

(v)                                 change any provision of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to take any action thereunder, without the  written consent of each Lender,

(vi)                              release all or substantially all of the Guarantors from the General Partner Guaranty or other Support Document (except as expressly provided hereunder or under such Support Document), or limit the liability of all or substantially all of the Guarantors in respect thereof, without the written consent of each Lender, or

(vii)                           amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

Section 10.03.  Expenses; Indemnity; Damage Waiver.  (a) The Company shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Lender Party, including the fees, charges and disbursements of any counsel for any Lender Party (which shall be limited to one counsel for all Lender Parties, except to the extent that the Administrative Agent reasonably determines that a conflict of interest requires otherwise), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 The Borrowers shall indemnify each of the Lender Parties and their respective Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (which shall be limited to one counsel for all Indemnitees, except to the extent that the Administrative Agent reasonably determines that a conflict of interest or need for specialized legal skills requires otherwise), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower Group Company, or any Environmental Liability related in any way to any Borrower Group Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not be available any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnitee’s bad faith, gross negligence or willful misconduct or from a breach of the obligations of such Indemnitee under the Credit Agreement or (y) arise out of, or in connection with, any actual or threatened litigation, investigation or proceeding that does not involve an act or omission by the Company or any of its Affiliates and that is brought by one Indemnitee against another Indemnitee.

(c)                                  To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under Section 10.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based on its share of the sum of the total Credit Exposures and unused Commitments at the time.

(d)                                 To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)                                  All amounts due under this Section shall be payable within ten days after written demand therefor.

Section 10.04.  Successors and Assigns.  (a) The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or under any Co-Borrower Agreement without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void), provided that a Co-Borrower which is being liquidated or dissolved following the liquidation or dissolution of the Investment Fund of which it is the general partner may assign or otherwise transfer its rights and obligations hereunder or under any Co-Borrower Agreement to any other Co-Borrower, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)                              the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee, unless such assignment is to a private equity firm or fund managed by a firm whose primary purpose is generally understood to be private equity investing (versus hedge funds or other alternative investment vehicles), in which case such assignment shall require the consent of the Company in its sole discretion;

(B)                                the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment;

(C)                                the Issuing Bank; and

(D)          the Swingline Lender.

(ii)          Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B)                                each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment, together with a processing and recordation fee of $3,500;

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a completed Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E)           the Administrative Agent shall not be obligated to consent to an assignment hereunder until it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to the assignee, and an assignment will only be effective after performance by the Administrative Agent of all “know your customer” or other checks relating to any Person that it is required to carry out in relation to such assignment, the completion of which the Administrative Agent shall promptly notify to the assigning Lender and the assignee.

For the purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to subsection (b)(iv) of this Section, from and after the effective date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the parties hereto may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by any party hereto, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a

Lender hereunder), the processing and recordation fee referred to in subsection (b)(ii)(C) of this Section and any written consent to such assignment required by subsection (b) of this Section, the Administrative Agent shall accept such Assignment and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

(c)                        (i) Any Lender may, without the consent of any Credit Party or other Lender Party, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant.  Subject to subsection (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) as though it were a Lender.

(d)                       Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05.  Survival.  All covenants, agreements, representations and warranties made by the Credit Parties in the Loan Documents and in the certificates or other instruments  delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any principal of or accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding or any Commitment has not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  The Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07.  Severability.  If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lender

Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 10.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender Party and each Affiliate of the Administrative Agent is authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender Party or Affiliate to or for the credit or the account of a Borrower against any of and all the obligations of a Borrower now or hereafter existing under this Agreement held by such Lender Party, irrespective of whether or not such Lender Party shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender Party under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender Party may have.

Section 10.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)                       Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in any Loan Document shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to any Loan Document against any Credit Party or its properties in the courts of any jurisdiction.

(c)                        Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to Section 10.09(b).  Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d)                       Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Each Co-Borrower irrevocably appoints the Company (the “Process Agent”) as its agent to receive on behalf of such Co-Borrower and its properties service of copies of the summon and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to such Co-Borrower in care of the Process Agent at the Process Agent’s above address, and each such Co-Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.

Section 10.10.  Waiver of Jury Trial.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11.  Headings.  Article and Section headings and the Table of Contents herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12.  Confidentiality.  (a) Each Lender Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel, other advisors and any sub-agent appointed pursuant to Section 8.05 (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of any right thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to

(x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company or any other Credit Party and its obligations, (vii) with the consent of the Company or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Lender Party on a nonconfidential basis from a source other than the Company.  For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to any Lender Party on a nonconfidential basis prior to disclosure by the Company.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)                       EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)                        ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such

Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of payment, shall have been received by such Lender.

Section 10.14.  “Know Your Customer” Checks.

(a)                        If:

(i)                                     the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)                                  any change in the status of a Credit Party after the date of this Agreement; or

(iii)                               a proposed assignment by a Lender under this Agreement to a party that is not a Lender prior to such assignment,

obliges the Administrative Agent or any Lender (or, in the case of paragraph (iii)) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Credit Party shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(b)                       Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(c)                        Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the USA PATRIOT Act.

Section 10.15.  Judgment Currency.  (a)  The Borrowers’ obligations hereunder and under the other Loan Documents to make payments in a specified currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender or the Issuing Bank of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender or the Issuing Bank under this Agreement or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the date on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)                       If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)                        For purposes of determining any rate of exchange or currency equivalent for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KOHLBERG KRAVIS ROBERTS & CO.
L.P.

By: KKR & Co. L.L.C., its general partner

By:	/s/ Scott Nuttall
Name: Scott Nuttall
Title: Member

HSBC Bank PLC, as Lender, as Issuing
Bank and as Administrative Agent

By:	/s/ David Stent
Name: David Stent
Title: Director